Exhibit 4.1

AMENDMENT NO. 1
TO THE
RIGHTS AGREEMENT
BETWEEN
ISCO INTERNATIONAL INC.
(FORMERLY ILLINOIS SUPERCONDUCTOR CORPORATION)
AND
LA SALLE BANK NATIONAL ASSOCIATION
(FORMERLY KNOWN AS LA SALLE NATIONAL TRUST COMPANY)
DATED AS OF FEBRUARY 9, 1996

     THIS AMENDMENT NO. 1, dated February 13, 2002, to the RIGHTS AGREEMENT between ISCO INTERNATIONAL INC. (FORMERLY ILLINOIS SUPERCONDUCTOR CORPORATION) and LA SALLE BANK NATIONAL ASSOCIATION (FORMERLY LA SALLE NATIONAL TRUST COMPANY) dated as of FEBRUARY 9, 1996.

     WHEREAS, ISCO INTERNATIONAL INC. (FORMERLY ILLINOIS SUPERCONDUCTOR CORPORATION) (“ISCO”) and
LA SALLE BANK NATIONAL ASSOCIATION (FORMERLY LA SALLE NATIONAL TRUST COMPANY) (“LBNA”) entered into a Rights Agreement, dated as of February 9, 1996 (the “Plan”) dealing with, among other things, certain rights of the holders of ISCO Common Stock; and

     WHEREAS, ISCO has entered into an understanding with Elliott Associates, L.P., Elliott International, L.P. and Alexander Finance, LP (collectively, “Investors”) (the “Understanding”) under which the Company, in exchange for other consideration, has agreed to permit the Investors not to become an “Acquiring Person”, as defined under the Plan, subject to the terms and conditions of the Plan and the Understanding; and

     WHEREAS, to implement this Understanding, ISCO and LBNA, pursuant to Section 27 of the Plan, have agreed to amend the Plan as set forth herein.

     NOW THEREFORE, the parties intending to be legally bound, agree as follows:

     1.     Representations and Warranties. The Company represents and warrants to the Rights Agent that:

(a)	the Company does not believe that any of the Investors has heretofore become an Acquiring Person under Section 1(a) of the Plan;
(b)	none of the Series B Rights (as defined in the Plan) have been issued; and

(c)	this Amendment has been duly authorized by the Company pursuant to the requirements of Section 27 of the Plan, and has been approved by the Company’s Board of Directors.

     2.     Amendment of Section 1(a). The definition of “Acquiring Person” set forth in Section 1, paragraph (a) of the Plan, is amended by substituting the following:

(a)	“Acquiring Person” shall mean any person(as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of (a) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding or (b) the acquisition by such Person of newly issued Common Shares directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not directly from the Company); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company or the receipt of newly-issued Common Shares directly from the Company and shall, after such share purchase or direct issuance by the Company, become the Beneficial Owner of any additional Common Shares of the Company other than in a transaction permitted in this Section, then such Person shall be deemed to be an “Acquiring Person”; but provided further, however, that none of Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership, each of which are joint filers of a Schedule 13D (and collectively referred to herein as “Elliott” and with their Affiliates, the “Elliott Entities”) and Alexander Finance, LP, an Illinois limited partnership (referred to herein as “Alexander”) shall be an Acquiring Person by reason of the foregoing even if it acquires Beneficial Ownership of additional common shares, provided that (i) each acquisition of additional common shares is effected solely by a direct purchase from the Company and has been approved in advance by its Board of Directors, or (ii) it and/or its Affiliates acquire Beneficial Ownership of additional shares in any manner other than a direct purchase from the Company approved in advance by its Board of Directors so long as the acquisition of these additional shares, in the aggregate, does not exceed one (1%) percent of the total issued and outstanding common shares of the Company as of the date hereof. In addition, none of the Elliot Entities nor Alexander will be an Acquiring Person by reason of direct transfers between any of the Elliott Entities or from Alexander to any of its Affiliates of common shares over which it or they had Beneficial Ownership or additional common shares over which it or they acquire Beneficial Ownership to the extent permitted in the preceding sentence. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently; and such Person divests as promptly as practicable a sufficient number of Common Shares so that each Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Understanding.

     3.     No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Plan shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Plan by any party hereto. Capitalized terms used and not otherwise defined herein will have the meanings ascribed thereto in the Plan.

     4.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same understanding of amendment.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed, all as of the date first written above.

ATTEST:	ISCO INTERNATIONAL, INC. (FORMERLY ILLINOIS SUPERCONDUCTOR CORPORATION)

By: /s/ Frank Cesario	By: /s/ Charles F. Willes

ATTEST:	LA SALLE BANK NATIONAL ASSOCIATION (FORMERLY LA SALLE NATIONAL TRUST COMPANY)

By: /s/ Greg Malatia	By: /s/ Mark F. Rimkus